EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of E*TRADE Financial Corporation, formerly E*Trade Group Inc., on Form S-8 of our report dated March 9, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’ change in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, appearing in the Annual Report on Form 10-K for the year ended December 31, 2003 of E*TRADE Financial Corporation.

Deloitte & Touche LLP

March 9, 2004
McLean, Virginia